Exhibit 10.41

Definitive Licensing Agreement

This Definitive Licensing Agreement (“Agreement”) is entered into this 12 November, 2023 (the “Effective Date”) by and between:

(1) BioLite, Inc., a corporation organized and existing and under the laws of Republic of China (“BioLite”); and

(2) AiBtl BioPharma Inc., a corporation organized and existing and under the laws of the State of Delaware (“AIBL”); and

BioLite and AIBL shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties have agreed to many of the terms (“Key Terms”) (see Exhibit A) outlined in the Term Sheet, and now formalize their understanding in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1. Upon signing this Agreement, AIBL shall have the exclusive right, until the expiration of this Agreement i.e., expiration of the last patent, to negotiate and execute a Licensing Agreement for the Licensed Product with BioLite.

2. AIBL has the right to team with partner(s) or transfer the right to a third party to negotiate and execute the Licensing Agreement for the Licensed Product with BioLite.

3. AIBL has satisfactorily completed a due diligence investigation of the Licensed Product.

4. BioLite and its Representatives shall deal exclusively with AIBL with respect to any licensing in the same scope or similar arrangement surrounding the Licensed Product.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

[Signature Page]

BioLite, Inc.		AiBtl BioPharma Inc.

Authorized Signature/Seal		Authorized Signature/Seal

/s/ Dr. Tsung-Shann Jiang		/s/ Russman Jaimes
Name:	Dr. Tsung-Shann Jiang	Name:	Russman Jaimes
Title:	Chairman	Title:	CEO

Exhibit A

Key Terms

LICENSEE	AiBtl BioPharma Inc. (“AIBL”)
LICENSOR	BioLite, Inc. (“BioLite”) and its affiliates
THIRD PARTY	“Third Party” means a person or entity other than AIBL or BioLite or their respective affiliates.
EFFECTIVE DATE	The effective dates of the Licensing Agreement related to the Licensed Product would be determined by the Parties further discussions.
LICENSED PRODUCT	BioLite’s single-herb botanical drug extract from the dry root of polygala tenuifolia wild (Yuan Zhi - Traditional Chinese Medicine) for treatment of ABV-1504 Major Depressive Disorder (MDD) and ABV-1505 Attention-Deficit/Hyperactivity Disorder (ADHD)
TERRITORY	Worldwide territories, excluding North America
GOVERNING LAW	Laws of the State of Nevada, United States
FIELD OF USE	MDD and ADHD
RIGHTS GRANTED	BioLite shall grant to AIBL an exclusive right within the Territory license to develop and commercialize the Licensed Product in the Territory within the Field of Use.
RESPONSIBILITIES & OBLIGATIONS

BioLite will be responsible for conducting the clinical development of the Licensed Product outside the Territory and communicate the results as part of the Product Transfer (PT) to AIBL, which includes delivering the Licensed Product sufficient to support the clinical studies in the Territory, delivering associated documents, manufacturing protocols, QC protocols, to enable AIBL to develop and commercialize the Licensed Product within the Territory.

BioLite will be responsible to secure the supply of the Licensed Product to AIBL in the Territory with an agreed price and quantity while AIBL will secure the purchase of the Licensed Product from BioLite in the Territory with committed volume. Further details are to be defined in the Licensing Agreement.

AIBL shall be responsible for completing regulatory filing of IND in the Territory.

BioLite will be responsible for providing the Licensed Product to AIBL at cost, to support clinical development in the Field of Use in the Territory.

AIBL will be responsible for further development and commercialization of the Licensed Product in the Field of Use in the Territory, including any clinical development, regulatory affairs (including regulatory filings and approvals), and commercialization of the Licensed Product.

As part of this license, AIBL will grant BioLite a perpetual, royalty-free right to use and reference any development, regulatory, and market data associated with the Licensed Product in AIBL’s control.

EXCLUSIVITY/ NON-COMPETE	During the collaboration, neither Party or its affiliates will work on development of or commercialize within the Territory of any products containing Yuan Zhi as the sole active ingredient or in combination with one or more other active ingredients outside of this Agreement or without a specific mutually agreed to written agreement for depression indication.
TECHNOLOGY SHARING	After the Effective Date, and at a time to be agreed upon by AIBL and BioLite in the Licensing Agreement, BioLite would transfer to AIBL in English the data related to any Licensed Product in BioLite’s possession and control that is required by regulatory authorities for opening an IND, NDA.
INTELLECTUAL PROPERTY RIGHTS

Intellectual Property means any patent, copyright, trade secret, trademark, or other proprietary right, including all their applications, registrations, renewals and extensions.

Each Party or its Affiliates owns all rights, title and interest of the Intellectual Property developed or controlled by itself and will be responsible for filing and maintaining the Intellectual Property in the Territory at its own cost.

Each Party warrants it does not and will not infringe, violate or misappropriate any trademark, patent, copyright, industrial design, trade secret or any other intellectual property or proprietary right of any Third Party.

No right, title or interest is granted to the a Party, whether expressly or by implication, to any technology or Intellectual Property rights owned by the other Party other than pursuant to the terms of the Licensing Agreement.

Each Party will retain an unconditional and unlimited right of access, inclusion, citation, electronic or photo copy, and regulatory cross reference, without limitation, to any and all regulatory, technical, and scientific documentations, and any and all communications with any and all regulatory authorities in the other Party’s Territory for all matters related to each Licensed Product during the License Term.

MILESTONE & ROYALTY PAYMENTS	See Exhibit B.
TAX	Payments to Licensor as detailed in Exhibit B are likely considered Licensor’s income generated in Territory. Licensor is responsible for income tax, value-added tax, and other related fees levied by Territory government authorities on these payments. If and to the extent that provision is made in law or regulation of Territory for withholding of taxes with respect to any such payment, Licensee shall pay such taxes on behalf of Licensor and provide Licensor with original receipt of such tax payments or withholding.
NET SALES

“Net Sales” means the total amount of invoices issued by the Licensee for selling the Product of each pack size in the Territory to the Third Parties responsible for distribution / logistics, minus the amount of allowable deduction items related to the Product actually provided to non-affiliates as follows:

a)       sales value added tax

b)       allowance, discount or rebate for rejection, defect, recall, return, retroactive price reduction

Net Sales shall be accounted in accordance with arm-length principles, industry standards and practices of the Territory, covering all sales of the Product to the Field of Use in the Territory. Any allowance, discount or rebate for any Third Party sales and marketing activities shall not be deducted from the Net Sales calculation.

Licensee shall allow Licensor to appoint a Third Party independent auditor to audit the financial accounts of Licensee or its affiliates to confirm the reasonableness and accuracy of the Net Sales calculation of the Product each year during the License Term.

LICENSE TERM	The term of licensing for the Licensed Product in the Territory is 20 years from the Effective Date.
MANUFACTURING

Both Parties agree Licensee is to be responsible for the Licensed Product API manufacturing under CMO model as global primary supplier. Both Parties also agree that further study and analysis are to be performed for the feasibility from technical and financial perspective before the execution of related manufacturing agreement.

Both parties agree that the manufacturing of the finished Licensed Product is subject to negotiation by both Parties.

Exhibit B

All payments below are pre-tax total payments in USD.

Milestones	Timeline	Payment to BioLite
Upfront	Due within 30 days after the execution of this Agreement	23,000,000 shares of AiBtl ($10/share)
Completion Of Fundraising	Due 30 days upon completion of next round fundraising	US $3,500,000 cash
Royalties	5% of annual Net Sales, accumulated to a total of US$100,000,000

Royalties shall be payable quarterly on annual Net Sales of the Licensed Product from the first commercial sale of a Licensed Product in the Territory to the end of the License Term.